As filed with the Securities and Exchange Commission on December 9, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	6411	36-2151613
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2850 Golf Road

Rolling Meadows, Illinois

60008-4050

(630) 773-3800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Walter D. Bay, Esq.

Vice President, General Counsel and Secretary

Arthur J. Gallagher & Co.

2850 Golf Road

Rolling Meadows, Illinois 60008-4050

(630) 773-3800

(Name, address, including zip code and telephone number, including area code, of agent for service)

COPIES TO:

Andrew L. Fabens, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (212) 351-4034	Jorge U. Juantorena, Esq. Lesley Janzen, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus is not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 9, 2024

PRELIMINARY PROSPECTUS

$

Arthur J. Gallagher & Co.

Common Stock

We are offering $     in shares of our common stock, $1.00 par value per share.

Our common stock is listed on the New York Stock Exchange under the symbol “AJG.” The last reported sale price of our common stock on the New York Stock Exchange on December 6, 2024, was $296.71 per share. You are urged to obtain current market data and should not use the market price as of December 6, 2024, as a prediction of the future market price of our common stock.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to an additional $     in shares of common stock from us. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $     and total proceeds, before expenses, to us will be $    .

Investing in our common stock involves risks. See “Risk Factors” beginning on page 20 of this prospectus. You should also consider the risk factors described in the documents incorporated by reference into this prospectus, including the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock to purchasers on December  , 2024.

Joint Book-Running Managers

Morgan Stanley	BofA Securities

The date of this prospectus is December  , 2024.

You should rely only on the information contained in or incorporated by reference in this prospectus or that is contained in any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and in the documents incorporated by reference herein or that is contained in any free writing prospectus issued by us is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The shares of common stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Article 2(e) of Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling packaged retail and insurance based investment products or otherwise making them available to retail investors in the EEA has been prepared and, therefore, offering or selling the shares of common stock or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

NOTICE TO PROSPECTIVE INVESTORS IN THE EEA—In the EEA, this prospectus and any other material in relation to the shares of common stock are only being distributed to, and are only directed at, “non-retail investors” (being persons who are not “retail investors” as defined in the section above titled “Prohibition of sales to EEA retail investors”) and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, non-retail investors. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other persons in the EEA. Any person in the EEA who is a “retail investor” should not act or rely on this prospectus or its contents.

i

PROHIBITION OF SALES TO UK RETAIL INVESTORS—The shares of common stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, and together with any statutory instruments made in exercise of the powers conferred by such Act, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling packaged retail and insurance based investment products or otherwise making them available to retail investors in the UK has been prepared and, therefore, offering or selling the shares of common stock or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

NOTICE TO PROSPECTIVE INVESTORS IN THE UK—In the UK, this prospectus and any other material in relation to the shares of common stock are only being distributed to, and are only directed at, “non-retail investors” (being persons who are not “retail investors” as defined in the section above titled “Prohibition of Sales to UK Retail Investors”) who are also: (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Articles 49(2)(a) to (d) of the Order; or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any shares of common stock may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other persons in the UK. In the UK, any investment or investment activity to which this prospectus relates is only available to, and will be engaged in only with, relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus or its contents. The shares of common stock are not being offered to the public in the UK.

This prospectus has not been approved for the purposes of Section 21 of the FSMA by a person authorized under the FSMA. This prospectus is being distributed and communicated to persons in the UK only in circumstances in which Section 21(1) of the FSMA does not apply to us.

References in the sections above titled “Prohibition of sales to UK retail investors” and “Notice to prospective investors in the UK” to UK legislation include any successor legislation to that legislation.

ABOUT THIS PROSPECTUS

You should rely only on information contained in or incorporated by reference in this prospectus. We have not authorized anyone to give you any information or make any representation that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the common stock offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this prospectus (including the information contained in any document incorporated by reference in this prospectus) speaks only as of the date of each such document, unless the information specifically indicates that another date applies.

We include cross-references in this prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus provides the pages on which these captions are located.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “Gallagher,” “we,” “our” and “us” refer to both Arthur J. Gallagher & Co. and its consolidated subsidiaries. The term “you” refers to a prospective investor.

CAUTIONARY STATEMENTS REGARDING

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain statements related to future results, or state our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events and use words such as “anticipate,” “believe,” “estimate,” “expect,” “contemplate,” “forecast,” “project,” “intend,” “plan,” “potential” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “see,” “should,” “will” and “would.” You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, we may use forward-looking statements when addressing topics such as: statements regarding expected benefits of the proposed Transaction (as defined in “Summary—Recent Developments”); the benefits of the proposed Transaction, including future financial and operating results and synergies; the expected revenue, earnings per share (“EPS”), net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables (“EBITDAC”) and credit rating impacts of the proposed Transaction; the size and status of the combined organization within various jurisdictions; required regulatory approvals; expected timing of completion of the proposed Transaction; expected duration and cost of integration, and the anticipated financing of the proposed Transaction; the plans, objectives, expectations and intentions with respect to the Acquired Entity; the impact of general economic conditions, including inflation, interest rates and market uncertainty; the effects of geopolitical volatility, including repercussions from the wars in Ukraine and the Middle East; market and industry conditions, including competitive and pricing trends and the impact of large natural events; acquisition strategy including the expected size of our acquisition program; the expected impact of acquisitions and dispositions; and integrating recent acquisitions, including the expected benefits of our acquisition of the Willis Towers Watson plc treaty reinsurance brokerage operations (“Willis Re”), BCHR Holdings, L.P., and its subsidiaries, dba Buck (“Buck”), Cadence Insurance, Inc. (“Cadence Insurance”), Eastern Insurance Group, LLC (“Eastern Insurance”), My Plan Manager Group Pty Ltd (“My Plan Manager”) and other acquisitions larger than our typical tuck-in acquisitions and the expected duration and costs of integrating such large acquisitions; the development and performance of our services and products; changes in the composition or level of our revenues or earnings; our cost structure and the size and outcome of cost-saving or restructuring initiatives; future capital expenditures; future debt levels and anticipated actions to be taken in connection with maturing debt; future debt-to-earnings ratios; the outcome of contingencies; dividend policy; pension obligations; cash flow and liquidity; capital structure and financial losses; future actions by regulators; the outcome of existing regulatory actions, audits, reviews or litigation; the impact of changes in accounting rules; financial markets; interest rates; foreign exchange rates; matters relating to our operations; income taxes; expectations regarding our investments; human capital management, including diversity and inclusion initiatives; sustainability matters, including climate- resilience products and services and carbon emissions; and integrating recent acquisitions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.

Potential factors that could impact results include:

•	Risks related to the integration of the operations, businesses and assets acquired in the proposed Transaction into the Company;

•

The possibility that the proposed Transaction is not completed when expected or at all because required regulatory approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all;

•	The risk that our free cash generation is insufficient, or the financing required to fund the proposed Transaction is not obtained on the terms anticipated or at all;

•	Potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed Transaction;

•

The possibility that the anticipated benefits of the proposed Transaction, including cost savings and expected synergies, are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the acquired operations;

•	Conditions imposed in order to obtain required regulatory approvals for the proposed Transaction;

•

Uncertainties in the global economy and equity and credit markets and their potential impact on the Company’s ability to finance the proposed Transaction on acceptable terms, at favorable pricing, in a timely manner, or at all;

•	The possibility that the proposed Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	Diversion of management’s attention from ongoing business operations and opportunities;

•	The inability to retain certain key employees of the operations acquired in the proposed Transaction or the Company;

•	Risks associated with increased leverage from the proposed Transaction;

•	Competitive and market responses to the proposed Transaction;

•	Uncertainties as to the timing of the consummation of the proposed Transaction and the ability of each party to consummate the proposed Transaction;

•	That financial information subsequently presented for the business acquired in the proposed Transaction in our subsequent public filings may be different from that presented herein;

•

Global economic and geopolitical events, such as fluctuations in interest and inflation rates; a recession or economic downturn; failures of financial institutions and other counterparties; a potential United States (U.S.) government shutdown or gridlock over increasing the U.S. debt ceiling; political violence and instability, including as a result of geo-economic fragmentation;

•

Economic conditions that result in financial difficulties for underwriting enterprises or lead to reduced risk-taking capital capacity, for example, as a result of large payouts related to extreme weather events, or to the failure of such enterprises, including the increased risk of errors and omissions (which we refer to as E&O) claims against us;

•

Risks that could negatively affect the success of our acquisition strategy, including the impact of economic uncertainty on our ability to source, review and price acquisitions; continuing consolidation in our industry and interest in acquiring insurance brokers on the part of private equity firms and newly public insurance brokers, which makes it more difficult to identify targets and in some cases makes them more expensive; inaccurate assumptions and failure to realize expected benefits; the risk that we may not receive timely regulatory approval of pending transactions; closing risks; execution risks; integration risks; poor cultural fit; the risk of post-acquisition deterioration leading to intangible asset impairment charges; and the risk we could incur or assume unanticipated liabilities such as cybersecurity issues or those relating to violations of anti-corruption and sanctions laws;

•

Risks related to Willis Re, Buck, Cadence Insurance, Eastern Insurance, My Plan Manager and other acquisitions larger than our usual tuck-in acquisitions, including risks related to our ability to successfully integrate operations (including with respect to technology and financial systems required to be converted as transition services agreements phase out from time to time), the possibility that our assumptions may be inaccurate resulting in unforeseen obligations or liabilities and failure to realize the expected benefits of these acquisitions;

•	Damage to our reputation, including as a result of sustainability matters, and the potential for the Internet and social media to magnify the effects of such reputational issues;

•	Failure to meet our sustainability-related aspirations, goals and initiatives or to comply with increasingly complex climate-related regulations including increased risks related to “greenwashing”;

v

•	Emerging risks relating to the use of artificial intelligence (“AI”) in our business operations, including regulatory, data privacy and cybersecurity risks;

•

Failure to apply technology, data analytics and AI effectively in driving value for our clients through technology-based solutions, or failure to gain internal efficiencies and effective internal controls through the application of technology and related tools;

•	Risks associated with the use of AI in our business operations, including regulatory, data privacy, cybersecurity, E&O and competition risks;

•

Failure to attract and retain experienced and qualified talent, including our senior management team, or adequately plan and execute for the succession of such leaders; increased costs resulting from increased compensation and benefits packages as a result of a tighter labor market, and negative effects from restrictions on non-compete agreements at the state level;

•

A disaster or other significant disruption to business continuity for our own operations or those of third parties on which we rely, including cybersecurity incidents; natural disasters; political violence and unrest in the U.S. or elsewhere around the world; for example, our substantial operations in India could be negatively impacted as a result of the dispute between India and Pakistan involving the Kashmir region, rising tensions between India and China, incidents of terrorism in India, civil unrest or other reasons;

•	Sustained increases in the cost of employee benefits and compensation expenses;

•

Risks arising from our international operations and changes in international conditions, including the risks posed by political and economic uncertainty in certain countries (including repercussions from the wars in Ukraine and the Middle East), maintaining regulatory and legal compliance across multiple jurisdictions (such as those relating to violations of anti-corruption, sanctions and privacy laws, increasingly complex regulatory requirements related to climate change and sustainability issues and increased protectionism), tariffs, trade wars, climate change and other long-term sustainability matters and global health risks;

•

Risks related to changes in U.S. or foreign tax laws, including a U.S. or foreign tax rate change, potential changes in guidance related to the U.S. Inflation Reduction Act, the Organisation for Economic Co-operation and Development’s (OECD) global minimum corporate tax regime, and other local policy changes;

•	Competitive pressures, including as a result of innovation, in each of our businesses;

•	Volatility or declines in premiums or other adverse trends in the insurance industry;

•	The higher level of variability inherent in contingent and supplemental revenues versus standard commission revenues;

•	Risks particular to our benefit consulting operations, including risks related to the acquisition of Buck;

•

Risks particular to our third-party claims administrations operations, including risks related to the availability of RISX-FACS®, our proprietary risk management information system, wage inflation, staffing shortages, any slowing of the trend toward outsourcing claims administration and the concentration of large amounts of revenue with certain clients;

•	Climate risks, including the risk of a systemic economic crisis and disruptions to our business caused by the transition to a low-carbon economy;

•

Cyber-attacks or other cybersecurity incidents and the heightened risk of such attacks as a result of the wars in Ukraine and the Middle East; improper disclosure of confidential, personal or proprietary data and changes to laws and regulations governing cybersecurity and data privacy;

•	Unfavorable determinations related to contingencies and legal proceedings;

•

Violations or alleged violations of the U.S. Foreign Corrupt Practices Act (which we refer to as FCPA), the United Kingdom (U.K.) Bribery Act 2010 or other anti-corruption laws and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act, and the outcome of any existing or future investigation, review, regulatory action or litigation;

•

Failure to comply with regulatory requirements, including those related to governance and control requirements in particular jurisdictions, international sanctions, including new sanctions laws as a result of the wars in Ukraine and the Middle East; laws relating to the disclosure of sustainability-related matters; laws relating to the use of AI, or a change in regulations or enforcement policies that adversely affects our operations (for example, relating to insurance broker compensation methods or restrictions on non-compete agreements);

•	Changes to our financial presentation from new accounting estimates and assumptions;

•	Intellectual property risks;

•

Risks related to our legacy clean energy investments, including intellectual property claims, environmental and product liability claims, environmental compliance costs and the risk of disallowance by the Internal Revenue Service of previously claimed tax credits;

•	The risk that our outstanding debt adversely affects our financial flexibility and restrictions and limitations in the agreements and instruments governing our debt;

•	The risk of credit rating downgrades;

•	The risk that we may not be able to receive dividends or other distributions from our subsidiaries, including the effects of significant changes in foreign exchange rates;

•	The risk of share ownership dilution when we issue common stock; and

•	Volatility of the price of our common stock.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including the risk factors referred to above. Our future performance and actual results or outcomes may differ materially from those expressed in forward-looking statements. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of, and are based on information available to us on, the date of the applicable document. Many of the factors that will determine these results are beyond our ability to control or predict. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date that they are made, and we do not undertake any obligation to update any such statements or release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect new information, future or unexpected events or otherwise, except as required by applicable law or regulation. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve and assumptions that are subject to change in the future.

A detailed discussion of the factors that could cause actual results to differ materially from our published expectations is contained under the heading “Risk Factors” below and in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and any reports we file with the SEC in the future, which are incorporated by reference to this prospectus.

SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus and the information incorporated by reference herein. This summary highlights selected information from this prospectus regarding the offering of the shares of common stock. You should read this prospectus, including the documents we incorporate by reference, carefully to understand fully the terms of the offering as well as other considerations that are important to you in making a decision to invest in the shares of our common stock. You should pay special attention to the “Risk Factors” section of this prospectus, and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, to determine whether an investment in the shares of common stock is appropriate for you.

Our Company

We are engaged in providing insurance brokerage, reinsurance brokerage, consulting services, and third-party property/casualty claims settlement and administration services to entities and individuals around the world. In the nine-month period ended September 30, 2024, we generated approximately 65% of our revenues for the combined brokerage and risk management segments domestically and 35% internationally, primarily in Australia, Canada, New Zealand and the U.K. We have three reportable segments: brokerage, risk management and corporate. The brokerage and risk management segments contributed approximately 86% and 14%, respectively, to revenues during the nine-month period ended September 30, 2024. The corporate segment did not generate any significant revenues in the nine-month period ended September 30, 2024. Our major sources of operating revenues are commissions, fees and supplemental and contingent revenues from brokerage operations and fees from risk management operations. Interest income is earned on cash, cash equivalents and fiduciary cash and revenues are generated from premium financing.

Recent Developments

Transaction

On December 7, 2024, we entered into a Stock Purchase Agreement (the “Purchase Agreement”), by and among the Company, The AssuredPartners Group LP (the “Seller”) and Dolphin TopCo, Inc. (the “Acquired Entity”), pursuant to which the Company will acquire all of the issued and outstanding stock of the Acquired Entity for an aggregate purchase price of $13.45 billion in cash payable at closing, subject to certain customary adjustments as set forth in the Purchase Agreement (the “Transaction”). The Acquired Entity is the holding company of AssuredPartners, Inc., a Delaware corporation (together with its subsidiaries, “AssuredPartners”), a leading U.S. insurance broker with client capabilities across commercial property/casualty, specialty, employee benefits and personal lines and with operations in the U.K. and Ireland. The Acquired Entity’s revenues as reported were $2,222 million, $2,856 million and $2,556 million for the nine months ended September 30, 2024, the twelve months ended September 30, 2024 and the year ended December 31, 2023, respectively. The Acquired Entity’s pro forma Adjusted EBITDAC was $938 million for the twelve months ended September 30, 2024. Additionally, the Acquired Entity’s three-year average Organic Revenue growth rate was approximately 6%. The Company’s management applied certain adjustments to the Acquired Entity’s financial information to calculate the Acquired Entity’s pro forma Adjusted EBITDAC, including non-recurring legal, transaction-related, technology and acquisition-related compensation expense. See “Risk Factors—Certain financial information related to the Acquired Entity presented in this prospectus is derived from financial statements that are not included herein and include certain non-GAAP measures and investors are cautioned not to place undue reliance on such information.”

The Purchase Agreement contains representations, warranties and covenants related to the Transaction that are customary for a transaction of this nature, and the completion of the Transaction is dependent upon receipt of regulatory clearances in the U.S., the U.K. and Ireland and certain other customary closing conditions. The Purchase Agreement includes customary termination provisions of the parties, including if (i) the closing of the Transaction has not occurred on or prior to March 9, 2026 (as may be extended to July 7, 2026 in certain circumstances, as further described in the Purchase Agreement), and (ii) the other party has materially breached its representations, warranties or covenants, subject to certain negotiated cure periods as set forth in the Purchase Agreement. The Company’s obligations under the Purchase Agreement are not conditioned on the receipt of financing.

The Purchase Agreement has been filed as an exhibit to the Company’s Current Report on Form 8-K, filed on December 9, 2024, and is incorporated by reference into this prospectus to provide investors with information regarding its terms and conditions. It is not intended to provide any other factual information about the Company, the Seller or the Acquired Entity or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Seller or the Acquired Entity or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

We expect to use the net proceeds of this offering, available cash and available borrowings under our credit agreement, dated June 22, 2023, as amended (our “Revolving Credit Facility”), or other borrowings to fund the purchase price for the Transaction. Subject to market conditions and other factors, we expect to raise additional amounts to fund the purchase price for the Transaction in a public offering of our senior notes (the “concurrent notes offering”). See “Use of Proceeds.”

This offering is not conditioned on the closing of the Transaction or the concurrent notes offering, and there can be no assurance that either the concurrent notes offering or the Transaction will be completed. See “Risk Factors—There can be no assurance that the Transaction will be completed or that we will realize the expected benefits of the Transaction.”

Corporate Information

Our principal executive offices are located at 2850 Golf Road, Rolling Meadows, Illinois 60008-4050. Our telephone number is (630) 773-3800. Our website is http://www.ajg.com. The contents of our website are not a part of this prospectus.

THE OFFERING

The following summary contains basic information about this offering. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more complete description of the shares of common stock, see “Description of Capital Stock” in this prospectus.

Issuer	Arthur J. Gallagher & Co., a Delaware corporation.

Common stock offered	$ in shares. We have also granted the underwriters a 30-day option to purchase up to an additional $ in shares.

Common stock to be outstanding immediately following this offering	shares (or shares if the underwriters exercise their option to purchase additional shares in full) (based on shares outstanding on September 30, 2024).

Use of proceeds	We estimate that the net proceeds from the sale of the shares of our common stock will be approximately $ (or approximately $ if the underwriters exercise their option to purchase additional shares in full) after deducting underwriting discounts and commissions and offering expenses.

We expect to use the net proceeds of this offering to fund a portion of the cash consideration payable in connection with the Transaction and, to the extent that any proceeds remain thereafter, or if the Transaction is not completed, for general corporate purposes including other acquisitions. In addition to the net proceeds from this offering, we expect to use available cash, available borrowings under our Revolving Credit Facility or other borrowings to complete the Transaction. Subject to market conditions and other factors, we expect to raise additional amounts to fund the purchase price for the Transaction in the concurrent notes offering.

This offering is not conditioned on the closing of the Transaction and there can be no assurance that the Transaction will be completed. The shares offered hereby will remain outstanding whether or not the Transaction is completed. See “Use of Proceeds.”

Trading symbol for our common stock	Our common stock is listed on the New York Stock Exchange under the symbol “AJG.”

United States federal income tax considerations	For a discussion of certain United States federal income tax consequences of holding and disposing of shares of our common stock, see “Material U.S. Federal Income Tax Consequences.”

Risk factors	You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” as well as the other information included in or incorporated by reference into this prospectus, including the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, before deciding whether to invest in the shares.

Concurrent notes offering	Subject to market conditions and other factors, we expect to raise additional amounts to fund the purchase price for the Transaction in a public offering of our senior notes.

This offering is not conditioned on the closing of the Transaction or the concurrent notes offering, and the closing of the concurrent notes offering is not conditioned on the closing of this offering or the Transaction. There can be no assurance that the concurrent notes offering or the Transaction will be completed. See “Risk Factors—There can be no assurance that the Transaction will be completed or that we will realize the expected benefits of the Transaction.”

Except as otherwise indicated, all information in this prospectus:

•	assumes that the underwriters will not exercise their option to purchase up to an additional $ in shares from the Company;

•

excludes 5,581,023 shares representing the maximum number of shares remaining for issuance pursuant to our Registration Statements on Form S-4 (File Nos. 333-214617 and 333-268400) in connection with acquisitions;

•

excludes 7,516,558 shares issuable upon the exercise of options outstanding as of September 30, 2024, with a weighted average exercise price of $147.28 per share and 2,258,915 shares issuable upon time vesting of restricted stock units and performance share units outstanding as of September 30, 2024; and

•	excludes 4,785,770 shares available for purchase under our Employee Stock Purchase Plan as of September 30, 2024.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information set forth below has been prepared in accordance with Article 11 of Regulation S-X as amended and should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with:

•

Audited consolidated financial statements and accompanying notes of the Company as of and for the fiscal years ended December 31, 2023 (as contained in its Annual Report on Form 10-K filed with the SEC on February 9, 2024);

•

Unaudited consolidated financial statements and accompanying notes of the Company as of September 30, 2024 and for the nine months ended September 30, 2024 and 2023 (as contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024 filed with the SEC on October 29, 2024);

•

Audited consolidated financial statements and accompanying notes of the Acquired Entity as of and for the year ended December 31, 2023 and unaudited consolidated financial statements and accompanying notes of the Acquired Entity as of September 30, 2024 and for the nine months ended September 30, 2024.

The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of the Company and the historical consolidated financial statements of the Acquired Entity, as adjusted to give effect to the Transaction, this offering and the concurrent notes offering (collectively, the “Transactions” and, when referring only to this offering and the concurrent notes offering, the “Acquisition Financing”). The unaudited pro forma condensed combined balance sheet as of September 30, 2024 gives effect to the Transactions as if they occurred or had become effective on September 30, 2024. The unaudited pro forma condensed combined statements of earnings for the nine months ended September 30, 2024 and the fiscal year ended December 31, 2023, give effect to the Transactions as if they occurred or had become effective on January 1, 2023. Further information about this basis of presentation is provided in Note 1 to this unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined financial information provides for pro forma adjustments giving effect to the Transactions.

The unaudited pro forma condensed combined financial information has been prepared by us using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). Gallagher has been treated as the acquirer in the Transaction for accounting purposes. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed combined financial information is provided for illustrative and informational purposes only and does not purport to represent or be indicative of the consolidated results of operations or financial condition of the Company had the Transactions been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

Provisional estimates of fair value of the Acquired Entity’s assets acquired and liabilities assumed will be subsequently reviewed and finalized within the first year of operations subsequent to the acquisition date to determine the necessity for adjustments. Fair value adjustments, if any, are most common to the values established for amortizable intangible assets, including expiration lists, trade name, and assembled workforce, with the offset to goodwill, net of any income tax effect. Provisional estimates of fair value were used by us to disclose the acquisition of the Acquired Entity as of the acquisition date. We are using independent third-party valuation specialists to assist us in determining the fair value of assets acquired and liabilities assumed for the Transaction. As of this filing, the specialists have not completed their analysis and thus these fair value estimates are provisional. These provisional fair value estimates will be subsequently reviewed and adjusted based on the results of this valuation.

As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may arise, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined Company’s future results of operations and financial position. See “Risk Factors—The unaudited pro forma condensed combined financial information reflecting the Transaction included in this prospectus is based on assumptions and is subject to change based on various factors” for further information.

The unaudited pro forma condensed combined financial information does not reflect any expected cost savings, operating synergies or revenue enhancements that the combined entity may achieve as a result of the acquisition or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2024

(in millions)

	Arthur J. Gallagher & Co. As Reported	Acquired Entity As Adjusted (Note 2)	Acquisition Financing Adjustments	Note 3	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Cash and cash equivalents	$2,022.4	$376.9	$13,215.4	(a) (b)	$(13,450.0)	(b)	$2,164.7
Fiduciary assets	30,836.3	703.9	—		—		31,540.2
Accounts receivable, net	3,988.8	654.5	—		—		4,643.3
Other current assets	435.2	142.9	—		—		578.1

Total current assets	37,282.7	1,878.2	13,215.4		(13,450.0)		38,926.3
Fixed assets — net	660.1	167.0	—		—		827.1
Deferred income taxes	1,016.8	—	—		(1,016.8)	(i)	—
Other noncurrent assets	1,361.8	130.1	—		(71.6)	(c)	1,420.3
Right-of-use assets	374.7	155.4	—		—		530.1
Goodwill	12,193.4	5,848.4	—		2,474.0	(a) (b) (c) (d)	20,515.8
Amortizable intangible assets — net	4,353.2	3,042.4	—		2,681.7	(d)	10,077.3

Total assets	$57,242.7	$11,221.5	$13,215.4		$(9,382.7)		$72,296.9

Fiduciary liabilities	$30,836.3	$703.9	$—		$—		$31,540.2
Accrued compensation and other current liabilities	3,222.5	703.0	—		10.0	(f)	3,935.5
Deferred revenue — current	680.8	69.8	—		—		750.6
Premium financing debt	259.9	—	—		—		259.9
Corporate related borrowings — current	200.0	33.3	—		(33.3)	(a)	200.0

Total current liabilities	35,199.5	1,510.0	—		(23.3)		36,686.2
Corporate related borrowings — noncurrent	7,791.9	6,484.7	4,907.2	(b)	(6,484.7)	(a)	12,699.1
Deferred revenue — noncurrent	65.3	43.1	—		—		108.4
Lease liabilities — noncurrent	326.2	130.6	—		—		456.8
Deferred tax liabilities — noncurrent	96.0	396.1	—		(319.6)	(i)	172.5
Other noncurrent liabilities	1,554.2	111.9	—		—		1,666.1

Total liabilities	45,033.1	8,676.4	4,907.2		(6,827.6)		51,789.1
Mezzanine equity
Redeemable Series A Preferred Stock	—	297.5	—		(297.5)	(a)	—
Stockholders’ equity
Common stock	219.4	—	31.0	(a)	—		250.4
Capital in excess of par value	7,697.4	2,384.3	8,277.2	(a)	(2,384.3)	(a)	15,974.6
Retained earnings	4,860.6	(130.3)	—		120.3	(a) (f)	4,850.6
Accumulated other comprehensive loss	(593.4)	(6.4)	—		6.4	(a)	(593.4)

Stockholders’ equity attributable to controlling interests	12,184.0	2,545.1	8,308.2		(2,555.1)		20,482.2
Stockholders’ equity attributable to noncontrolling interests	25.6	—	—		—		25.6

Total stockholders’ equity	12,209.6	2,545.1	8,308.2		(2,555.1)		20,507.8

Total liabilities, mezzanine equity, and stockholders’ equity	$57,242.7	$11,221.5	$13,215.4		$(9,832.7)		$72,296.9

See accompanying notes to unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Nine Months Ended September 30, 2024

(in millions, except per share data)

	Arthur J. Gallagher & Co. As Reported	Acquired Entity As Adjusted (Note 2)	Acquisition Financing Adjustments	Note 3	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Commissions	$5,193.2	$1,704.2	$—		$—		$6,897.4
Fees	2,723.3	330.3	—		—		3,053.6
Supplemental revenues	261.7	—	—		—		261.7
Contingent revenues	215.1	182.4	—		—		397.5
Interest income, premium finance revenues and other income	327.3	18.5	—		—		345.8

Revenues before reimbursements	8,720.6	2,235.4	—		—		10,956.0
Reimbursements	118.3	—	—		—		118.3

Total revenues	8,838.9	2,235.4	—		—		11,074.3

Compensation	4,967.9	1,189.4	—		10.1	(c)	6,167.4
Operating	1,315.0	349.8	—		—		1,664.8
Reimbursements	118.3	—	—		—		118.3
Interest	279.4	439.5	204.8	(c)	(439.5)	(h)	484.2
Depreciation	131.5	28.4	—		—		159.9
Amortization	497.8	248.2	—		36.8	(e) (h)	782.8
Loss on extinguishment of debt	—	3.4	—		—		3.4
Change in estimated acquisition earnout payables	(12.6)	68.6	—		—		56.0

Total expenses	7,297.3	2,327.3	204.8		(392.6)		9,436.8

Earnings before income taxes	1,541.6	(91.9)	(204.8)		392.6		1,637.5
Provision (benefit) for income taxes	329.4	(17.4)	(53.2)	(d)	102.1	(g)	360.9

Net earnings (loss)	1,212.2	(74.5)	(151.6)		290.5		1,276.6
Net earnings attributable to noncontrolling interests	7.8	—	—		—		7.8

Net earnings attributable to controlling interests	$1,204.4	$(74.5)	$(151.6)		$290.5		$1,268.8

Basic net earnings per share (5)	$5.51						$5.09
Diluted net earnings per share (5)	$5.40						$5.00

See accompanying notes to unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Twelve Months Ended December 31, 2023

(in millions, except per share data)

	Arthur J. Gallagher & Co. As Reported	Acquired Entity As Adjusted (Note 2)	Acquisition Financing Adjustments	Note 3	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Commissions	$5,865.0	$1,962.2	$—		$—		$7,827.2
Fees	3,144.7	392.6	—		—		3,537.3
Supplemental revenues	314.2	—	—		—		314.2
Contingent revenues	235.3	198.9	—		—		434.2
Interest income, premium finance revenues and other income	367.3	34.5	—		—		401.8
Revenues before reimbursements	9,926.5	2,588.2	—		—		12,514.7
Reimbursements	145.4	—	—		—		145.4
Total revenues	10,071.9	2,588.2	—		—		12,660.1
Compensation	5,681.2	1,389.3	—		11.8	(c)	7,082.3
Operating	1,689.7	407.8	—		10.0	(f)	2,107.5
Reimbursements	145.4	—	—		—		145.4
Interest	296.7	492.9	273.0	(c)	(492.9)	(h)	569.7
Depreciation	165.2	28.2	—		—		193.4
Amortization	531.3	248.0	—		156.0	(e) (h)	935.3
Loss on extinguishment of debt	—	3.2	—		—		3.2
Change in estimated acquisition earnout payables	377.3	85.9	—		—		463.2

Total expenses	8,886.8	2,655.3	273.0		(315.1)		11,500.0

Earnings before income taxes	1,185.1	(67.1)	(273.0)		315.1		1,160.1
Provision (benefit) for income taxes	219.1	(11.4)	(71.0)	(d)	81.9	(g)	218.6

Net earnings (loss)	966.0	(55.7)	(202.0)		233.2		941.5
Net earnings (loss) attributable to noncontrolling interests	(3.5)	—	—		—		(3.5)

Net earnings attributable to controlling interests	$969.5	$(55.7)	$(202.0)		$233.2		$945.0

Basic net earnings per share (5)	$4.51						$3.84
Diluted net earnings per share (5)	$4.42						$3.78

See accompanying notes to unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of presentation

The unaudited pro forma condensed combined financial information has been prepared by Gallagher in connection with the Company’s acquisition of the Acquired Entity.

The unaudited condensed combined pro forma financial information and related notes were prepared in accordance with Article 11 of Regulation S-X and are based on the historical consolidated financial statements of the Company and the historical consolidated financial statements of the Acquired Entity, as adjusted to give effect to the pro forma adjustments described below.

The pro forma adjustments to the statements of earnings have been prepared as if the Transactions occurred on January 1, 2023. The pro forma adjustments to the balance sheet have been prepared as if the Transactions occurred on September 30, 2024. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements in accordance with Article 11 of Regulation S-X as amended. The pro forma adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effect of these transactions may differ from the pro forma adjustments.

Gallagher and the Acquired Entity’s historical financial statements were prepared in accordance with U.S. GAAP.

The audited consolidated financial statements and accompanying notes of the Acquired Entity as of and for the year ended December 31, 2023 and the unaudited condensed consolidated financial statements and accompanying notes of the Acquired Entity as of September 30, 2024 and for the nine months ended September 30, 2024 are attached as Exhibits 99.2 and 99.3 to Gallagher’s Current Report on Form 8-K filed with the SEC on December 9, 2024.

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with Gallagher considered the accounting acquirer of the Acquired Entity. ASC 805 requires, among other things, that the assets acquired, and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase price consideration has been allocated to the assets acquired and liabilities assumed of the Acquired Entity based upon management’s preliminary estimate of their fair values as of September 30, 2024. The excess of the purchase price consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Accordingly, the purchase price allocation and related adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and subject to adjustment based on a final determination of fair value. The purchase price consideration as well as the estimated fair values of the assets and liabilities will be updated and finalized as soon as practicable, but no later than one year from the closing of the acquisition.

The pro forma adjustments are based upon available information and certain assumptions that Gallagher believes are reasonable. Management has included certain reclassification and policy alignment adjustments for consistency in presentation as indicated in the subsequent notes (see Note 2 for further details). The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to represent or be indicative of the consolidated results of operations or financial condition of the Company had the Transactions been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

Note 2 — Reclassification adjustments

Certain balances were reclassified from the Acquired Entity’s historical financial statements so its presentation would be consistent with that of Gallagher. These reclassifications are based on management’s preliminary analysis and have no effect on separately reported net assets, equity or net earnings attributed to common shareholders of the Acquired Entity.

When the Company completes its detailed review of the Acquired Entity’s chart of accounts and accounting policies, additional reclassification adjustments could be identified that, when conformed, could have a material impact on the combined Company’s financial information. Refer to the table below for a summary of the reclassification adjustments made to the Acquired Entity’s unaudited condensed consolidated balance sheet as of September 30, 2024 to conform its presentation to that of Gallagher.

Arthur J. Gallagher & Co. Presentation	Acquired Entity Presentation	Historical Acquired Entity at September 30, 2024	Reclassification Adjustments		Note		Historical Acquired Entity as adjusted For Arthur J. Gallagher & Co.
Cash and cash equivalents	Cash and cash equivalents	342.2	34.7		(a	)	376.9
	Restricted cash	60.0	(60.0)		(a	)	—
	Trust cash	292.2	(292.2)		(a	)	—
	Fixed maturity securities	37.8	(37.8)		(b	)	—
Fiduciary assets		—	703.9		(a	)	703.9
Accounts receivable, net	Accounts receivable, net	1,040.9	(386.4)		(a	)	654.5
	Prepaid expenses	36.7	(36.7)		(b	)	—
Other current assets	Other current assets	68.4	74.5		(b	)	142.9
	Accounts receivable, noncurrent portion	37.2	(37.2)		(c	)	—
Fixed assets — net	Fixed assets — net	167.0	—				167.0
Deferred income taxes		—	—				—
Other noncurrent assets	Other noncurrent assets	92.9	37.2		(c	)	130.1
Right-of-use assets	Operating lease right-of-use assets, net	155.4	—				155.4
Goodwill	Goodwill	5,848.4	—				5,848.4
Amortizable intangible assets — net	Definite-lived intangible assets, net	3,042.4	—				3,042.4
Total assets		11,221.5	—				11,221.5
Fiduciary liabilities		—	703.9		(a	)	703.9
	Long-term debt, net, current portion	33.3	(33.3)		(d	)	—
	Earn-out payables, current portion	279.9	(279.9)		(e	)	—
	Carrier payables	567.4	(567.4)		(a	)	—
	Accounts payable	90.4	(79.3 (11.1	) )	(a (f	) )	—
	Customer advances	57.2	(57.2)		(a	)	—
	Producer payables	137.2	(137.2)		(f	)	—
	Reserve for unpaid losses and loss adjustment expenses, current portion	5.6	(5.6)		(f	)	—
	Accrued expenses and other	269.2	(269.2)		(f	)	—
Accrued compensation and other current liabilities		—	703.0		(f	) (e)	703.0
Deferred revenue — current	Deferred revenue — current	69.8	—				69.8
Corporate related borrowings — current		—	33.3		(d	)	33.3
Corporate related borrowings — noncurrent		—	6,484.7		(h	)	6,484.7

Arthur J. Gallagher & Co. Presentation	Acquired Entity Presentation	Historical Acquired Entity at September 30, 2024	Reclassification Adjustments	Note		Historical Acquired Entity as adjusted For Arthur J. Gallagher & Co.
Deferred revenue — noncurrent	Deferred revenue — noncurrent	43.1	—			43.1
	Earn-out payables, noncurrent portion	66.1	(66.1)	(g	)	—
	Long-term debt, net, noncurrent portion	6,484.7	(6,484.7)	(h	)	—
	Reserve for unpaid losses and loss adjustment expenses, noncurrent portion	22.5	(22.5)	(g	)	—
	Operating lease liabilities, noncurrent portion	130.6	(130.6)	(i	)	—
Lease liabilities — noncurrent		—	130.6	(i	)	130.6
Deferred income taxes	Deferred income taxes, net	396.1	—			396.1
Other noncurrent liabilities	Other noncurrent liabilities	23.3	88.6	(g	)	111.9
Total liabilities		8,676.4	—			8,676.4
	Redeemable Series A Preferred Stock	297.5	—			297.5
Total Mezzanine equity		297.5	—			297.5
Common stock		—	—			—
Capital in excess of par value		2,384.3	—			2,384.3
Accumulated other comprehensive loss	Accumulated other comprehensive (loss) income	(6.4)	—			(6.4)
Retained earnings	Retained earnings	(130.3)	—			(130.3)
Total liabilities and stockholder’s equity		11,221.5	—			11,221.5

(a)

Represents the reclassification of the Acquired Entity’s “Restricted cash” amount to “Cash and cash equivalents” and the reclassification of “Trust Cash” and “Agency bill accounts receivables” amounts to “Fiduciary assets” to conform to Gallagher’s historical presentation. Additionally, represents the reclassification of the Acquired Entity’s “Carrier payables,” “Customer advances” and select “Accounts payable” amounts to “Fiduciary liabilities” to conform to Gallagher’s historical presentation.

(b)

Represents the combination and reclassification of the Acquired Entity’s “Fixed maturity securities” and “Prepaid expenses” amounts to “Other current assets” to conform to Gallagher’s historical presentation.

(c)	Represents the reclassification of the Acquired Entity’s “Accounts receivable, noncurrent portion” amounts to “Other noncurrent assets” to conform to Gallagher’s historical presentation.
(d)

Represents the combination and reclassification of the Acquired Entity’s “Long-term debt, net, current portion” amounts to “Corporate related borrowings — current” to conform to Gallagher’s historical presentation.

(e)

Represents the combination and reclassification of the Acquired Entity’s “Earn-out payables, current portion” amounts to “Accrued compensation and other current liabilities” to conform to Gallagher’s historical presentation.

(f)

Represents the combination and reclassification of the Acquired Entity’s “Accounts payable,” “Producer payables,” “Reserve for unpaid losses and loss adjustment expenses, current portion” and “Accrued expenses and other” amounts to “Accrued compensation and other current liabilities” to conform to Gallagher’s historical presentation.

(g)

Represents the combination and reclassification of the Acquired Entity’s “Earn-outs payables, noncurrent portion” and “Reserve for unpaid losses and loss adjustment expenses, noncurrent portion” amounts to “Other noncurrent liabilities” to conform to Gallagher’s historical presentation.

(h)

Represents the combination and reclassification of the Acquired Entity’s “Long-term debt, net, noncurrent portion” amounts to “Corporate related borrowings — noncurrent” to conform to Gallagher’s historical presentation.

(i)

Represents the combination and classification of the Acquired Entity’s “Operating lease liabilities, noncurrent portion” amounts to “Lease liabilities — noncurrent” to conform to Gallagher’s historical presentation.

Refer to the tables below for a summary of the reclassification adjustments made to the Acquired Entity’s unaudited condensed consolidated statements of comprehensive income for the nine months ended September 30, 2024 and the year ended December 31, 2023 to conform its presentation to that of Gallagher.

Arthur J. Gallagher & Co. Presentation	Acquired Entity Presentation	Historical Acquired Entity for the period ended September 30, 2024	Reclassification Adjustments	Note		Historical Acquired Entity Adjusted for Arthur J. Gallagher & Co.
Commissions		—	1,704.2	(a	)	1,704.2
Fees		—	330.3	(a	)	330.3
	Commissions and fees	2,034.5	(2,034.5)	(a	)	—
Supplemental revenues		—	—			—
Contingent revenues	Contingent revenues	182.4	—			182.4
	Investment income	5.0	(5.0)	(b	)	—
Interest income, premium finance revenues and other income		—	18.5	(b	) (e)	18.5
	Interest income	14.1	(14.1)	(b	)	—
Reimbursements		—	—			—
Total revenues		2,236.0	(0.6)			2,235.4
Compensation	Compensation expense	1,189.4	—			1,189.4
	Selling expense	43.7	(43.7)	(c	)	—
	Administrative expense	300.9	(300.9)	(c	)	—
	Transaction expense	5.2	(5.2)	(c	)	—
Operating		—	349.8	(c	)	349.8
Reimbursements		—	—			—
Interest	Interest	439.5	—			439.5
	Depreciation and amortization expense	276.6	(276.6)	(d	)	—
Depreciation		—	28.4	(d	)	28.4
Amortization		—	248.2	(d	)	248.2
	Other (Income) expense, net	0.6	(0.6)	(e	)	—
Debt extinguishment loss	Debt extinguishment loss	3.4	—			3.4
	Change in estimated acquisition earnout payables	68.6	—			68.6
Total expenses		2,327.9	(0.6)			2,327.3
Earnings before income taxes		(91.9)	—			(91.9)
Provision (benefit) for income taxes	Provision (benefit) for income taxes	(17.4)	—			(17.4)
Net earnings		(74.5)	—			(74.5)

(a)	Represents the reclassification of the Acquired Entity’s “Commission and fees” amounts to “Commissions” and “Fees” to conform to Gallagher’s historical presentation.
(b)

Represents the combination and reclassification of the Acquired Entity’s “Investment income” and “Interest income” amounts to “Interest income, premium finance revenues and other income” to conform to Gallagher’s historical presentation.

(c)

Represents the combination and reclassification of the Acquired Entity’s “Selling expense,” “Administrative expense” and “Transaction expense” amounts to “Operating” to conform to Gallagher’s historical presentation.

(d)	Represents the reclassification of the Acquired Entity’s “Depreciation and amortization” amounts to “Depreciation” and “Amortization” to conform to Gallagher’s historical presentation.
(e)

Represents the reclassification of the Acquired Entity’s “Other (Income) expense, net” amounts to “Interest income, premium finance revenues and other income” to conform to Gallagher’s historical presentation.

Arthur J. Gallagher & Co. Presentation	Acquired Entity Presentation	Historical Acquired Entity for the period ended December 31, 2023	Reclassification Adjustments	Note	Historical Acquired Entity adjusted for Arthur J. Gallagher & Co.
Commissions		—	1,962.2	(a)	1,962.2
Fees		—	392.6	(a)	392.6
	Commissions and fees	2,354.8	(2,354.8)	(a)	—
Supplemental revenues		—	—		—
Contingent revenues	Contingent revenues	198.9	—		198.9
	Investment income	1.8	(1.8)	(b)	—
Interest income, premium finance revenues and other income		—	34.5	(b) (e)	34.5
	Interest income	27.8	(27.8)	(b)	—
Reimbursements		—	—		—
Total revenues		2,583.3	4.9		2,588.2
Compensation	Compensation expense	1,389.3	—		1,389.3
	Selling expense	48.1	(48.1)	(c)	—
	Administrative expense	344.1	(344.1)	(c)	—
	Transaction expense	15.6	(15.6)	(c)	—
Operating		—	407.8	(c)	407.8
Interest	Interest	492.9	—		492.9
	Depreciation and amortization expense	276.2	(276.2)	(d)	—
Depreciation		—	28.2	(d)	28.2
Amortization		—	248.0	(d)	248.0
	Other (Income) expense, net	(4.9)	4.9	(e)	—
Debt extinguishment loss	Debt extinguishment loss	3.2	—		3.2
	Change in estimated acquisition earnout payables	85.9	—		85.9
Total expenses		2,650.4	4.9		2,655.3
Earnings before income taxes		(67.1)	—		(67.1)
Provision (benefit) for income taxes	Provision (benefit) for income taxes	(11.4)	—		(11.4)
Net earnings		(55.7)	—		(55.7)

(a)	Represents the reclassification of the Acquired Entity’s “Commission and fees” amounts to “Commissions” and “Fees” to conform to Gallagher’s historical presentation.
(b)

Represents the reclassification of the Acquired Entity’s “Investment income” and “Interest income” amounts to “Interest income, premium finance revenues and other income” to conform to Gallagher’s historical presentation.

(c)

Represents the combination and reclassification of the Acquired Entity’s “Selling expense,” “Administrative expense” and “Transaction expense” amounts to “Operating” to conform to Gallagher’s historical presentation.

(d)	Represents the reclassification of the Acquired Entity’s “Depreciation and amortization” amounts to “Depreciation” and “Amortization” to conform to Gallagher’s historical presentation.
(e)

Represents the reclassification of the Acquired Entity’s “Other (Income) expense, net” amounts to “Interest income, premium finance revenues and other income” to conform to Gallagher’s historical presentation.

Note 3 — Financing adjustments

Prior to the close of the Transaction, Gallagher signed the Purchase Agreement on December 7, 2024 to acquire the Acquired Entity. To finance the planned acquisition, Gallagher expects to:

(a)

close on a follow-on offering of its common stock, whereby 31 million shares of common stock are expected to be issued for net proceeds of $8,308.2 million, after underwriting discounts and other expenses related to the offering.

(b)	close and fund a debt offering of $4,950 million aggregate principal amount with a weighted average interest rate of 5.40% (the “Notes”).

Based on Gallagher’s financing for the Transaction, the impacts to the condensed combined pro forma balance sheet were as follows:

(a)	Reflects the cash proceeds of $8,308.2 million, net of issuance costs and underwriting discounts related to the follow-on offering of common stock.

(b)

Reflects the cash proceeds, net of issuance costs and underwriting discounts, related to issuance of the Notes. These Notes were issued at a principal amount of $4,950 million with issuance costs and underwriting discounts of $42.8 million amortized over the life of the notes.

The impacts to the condensed combined pro forma statements of earnings were as follows:

(c)	Reflects the pro forma interest expense and amortized issuance costs and discounts adjustment for the nine months ended September 30, 2024 and year ended December 31, 2023, calculated as follows:

(in millions)	Amount
Notes principal	$4,950
Annual weighted average interest rate	5.40%
Annual interest on Notes	$270
Total Notes issuance cost and underwriting discount	$42.8
Notes term (years)	12.5
Annual amortized debt issuance cost and discount	$3.0
Amortized debt issuance cost and discount for 9 months ended September 30, 2024	$2.3
Pro forma interest and amortization expense for 9 months ended September 30, 2024	$204.8
Pro forma interest and amortization expense for year-ended December 31, 2023	$273.0

(d)

Reflects the U.S. income tax benefit of the interest expense related to the Acquisition Financing using an estimated blended U.S. federal and state income tax rate of 26%. Because the adjustments contained in the unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the Transaction.

Note 4 — Transaction accounting adjustments

Under the terms of the Purchase Agreement, the Company expects to acquire the Acquired Entity for total consideration of $13,450 million. The debt and equity transactions to raise the cash necessary to finance the planned acquisition are discussed in Note 3. The Company is not expected to assume any outstanding borrowings of the Acquired Entity. The following table summarizes the source of the estimated purchase consideration.

(in millions)	Amount
Total purchase consideration	$13,450.0

The following is a summary of the estimated fair values of the identifiable tangible and intangible assets acquired and liabilities assumed as if the Transaction occurred on September 30, 2024 (in millions):

(in millions)	Amount
Cash and cash equivalents	$376.9
Fiduciary assets	703.9
Accounts receivable, net of allowance for credit losses	654.5
Other current assets	142.9
Fixed assets, net	167.0
Goodwill	8,322.4
Definite-lived intangible assets, net	5,724.1
Operating lease right-of-use assets, net	155.4
Other noncurrent assets, net	58.5

Total assets	$16,305.6

Fiduciary liabilities	$703.9
Accrued compensation and other current liabilities	703.0
Deferred revenue, current	69.8
Deferred revenue, noncurrent	43.1
Lease liabilities, noncurrent	130.6
Deferred income taxes, noncurrent	1,093.3
Other noncurrent liabilities	111.9

Total liabilities	$2,855.6

The preliminary estimates are based on the data available to Gallagher and may change upon completion of the final purchase price allocation. Any change in the estimated fair value of the assets and liabilities acquired may have a corresponding impact on the amount of the goodwill. In addition, only intangible assets were evaluated for fair value. The goodwill amount represents the total purchase consideration less the preliminary fair value of net assets acquired. Goodwill will not be amortized but instead will be tested for impairment at least annually (or more frequently if indicators of impairment arise). When the Company completes its detailed review of the Acquired Entity’s accounting policies, additional reclassifications could be identified that, when confronted, could have a material impact on the combined Company’s financial information.

The impacts to the condensed combined pro forma balance sheet from the Transaction were as follows:

(in millions)	Amount
Cash consideration (b)	$13,450.0
Elimination of deferred commissions (c)	71.6
Deferred tax adjustment (i)	697.2
Fair value step up of intangibles (d)	(2,681.7)
Elimination of historical Acquired Entity debt (a)	(6,518.0)
Elimination of historical Acquired Entity equity (a)	(2,545.1)

Total adjustment to goodwill	2,474.0
Historical Acquired Entity goodwill	5,848.4

Total goodwill from Transaction	$8,322.4

(a)

Reflects adjustment to write off the equity (including retained earnings) of the Acquired Entity and reflects the repayment of the Acquired Entity’s outstanding corporate borrowings, which is expected to occur as part of the transaction.

(b)	Reflects the $13,450 million cash transferred in connection with the close of the Transaction.

(c)

Reflects the reversal of deferred commissions in the Acquired Entity’s Balance Sheet and recording of expenses as incurred to the pro forma combined statement of earnings, consistent with Company’s accounting policy for costs to obtain contracts with customers.

(d)

Reflects the impact of fair value step up of acquired trade names and expiration lists, as compared to the carrying value for the Acquired Entity as of September 30, 2024. The estimated fair value of acquired trade names is $24.0 million, and the estimated value of expiration lists is $5,700 million.

The impacts to the condensed combined pro forma statements of earnings from the Transaction were as follows:

(e)

Reflects an adjustment to Amortization for the intangible expiration lists amortization expense based on the fair values and estimated useful life below. There was no previous expiration lists amortization expense in the Acquired Entity’s historical financial results to remove.

(in millions)	Amount
Expiration lists fair value	$5,700.0
Estimated useful life	15 years
Annual straight line amortization expense	$380.0
9 months straight line amortization expense	$285.0

Reflects an adjustment to Amortization for the intangible trade names amortization expense based on the fair values and estimated useful life below. The historical amortization related to trade names has been adjusted as noted in tickmark (h).

(in millions)	Amount
Trade names fair value	$24.0
Estimated useful life	1 year
Annual straight line amortization expense	$24.0
9 months straight line amortization expense	—

(f)

Reflects the estimated one-time transaction-related costs incurred which have not been reflected in the Company’s historical statements of earnings for the year ended December 31, 2023 or nine months ended September 30, 2024, or balance sheet as of September 30, 2024.

(g)

Reflects the U.S. income tax expense of the Transaction pro forma adjustments using an estimated blended U.S. federal and state income tax rate of 26%. Because the adjustments contained in the unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the Transaction.

(h)

Reflects the adjustment for the reversal of historical amortization and interest booked related to the Acquired Entity’s debt, which is written off in (a) above and is not expected to legally convey as part of the Transaction.

(i)

Reflects the deferred tax balance sheet adjustment for the impact of purchase price adjustments for the fair value of intangible assets. Additionally, reflects the reclassification of the Company’s deferred tax asset related to US book-tax differences to Deferred tax liabilities - noncurrent, to present the net deferred tax liability within Deferred tax liabilities - noncurrent:

(in millions)	Amount
Deferred tax liability for fair value intangible adjustment	$697.2
Company DTA reclassified to Deferred tax liabilities – noncurrent	(1,016.8)

Net deferred tax adjustment to Deferred tax liabilities – noncurrent	$(319.6)

Note 5 — Net earnings per share

Basic net earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the reporting period. Diluted net earnings per share is computed by dividing net earnings by the weighted average number of common and common equivalent shares outstanding during the reporting period. Common equivalent shares include incremental shares from dilutive stock options, which are calculated from the date of grant under the treasury stock method using the average market price for the period.

The following table sets forth the computation of pro forma basic and diluted net earnings per share (in millions, except per share data):

(in millions)	Nine months Ended September 30, 2024	Year ended December 31, 2023
Net earnings attributable to controlling interests of Gallagher	$1,204.4	$969.5
Net earnings attributable to controlling interests of Acquired Entity	(74.5)	(55.7)
Pro Forma adjustments to net earnings attributable to controlling interest	138.9	31.2

Pro Forma net earnings attributable to controlling interest	1,268.8	945.0

Weighted average number of common shares outstanding	218.5	214.9
Follow-on public offering	31.0	31.0

Pro Forma weighted average number of common shares outstanding	249.5	245.9
Dilutive effect of stock options using the treasury stock method	4.4	4.4

Pro Forma weighted average number of common and common equivalent shares outstanding	253.9	250.3
Pro Forma basic net earnings per share	$5.09	$3.84

Pro Forma diluted net earnings per share	$5.00	$3.78

RISK FACTORS

Investing in our common stock involves risks, including the risks described below that are specific to shares of our common stock and those that could affect us and our business. You should not purchase shares of our common stock unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any shares of our common stock, you should consider carefully the risks and other information in this prospectus and the documents incorporated by reference herein, including the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Risks Relating to the Proposed Transaction

There can be no assurance that the Transaction will be completed or that we will realize the expected benefits of the Transaction.

Our ability to complete the Transaction may also be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. Although we currently anticipate that the Transaction, should it occur, will be accretive to earnings per share (on an as adjusted earnings basis for estimated reduction in revenue as a result of non-renewal of clients, departed key brokers and other employees, and expected changes in operating expenses and other items that is not pursuant to U.S. GAAP) from and after its closing, this expectation is based on assumptions about our business, the operations to be acquired and preliminary estimates, which may change materially. As a result, should the Transaction occur, certain other amounts to be paid in connection with the Transaction may cause dilution to our earnings per share or decrease or delay the expected accretive effect of the Transaction and cause a decrease in the market price of our common stock. In addition, a change in one or more of these assumptions may result in a change in future earnings, which could be material.

We may encounter integration challenges and the Transaction may not perform as expected.

We can provide no assurance that we will be able to successfully integrate the operations acquired in the Transaction or achieve expected cost savings or synergies from such integration, that the acquired operations will perform as expected or that we will not incur unforeseen obligations or liabilities. It is possible that our experience in running the operations acquired in the Transaction will require us to adjust our expectations regarding the impact of the acquisition on our operating results. In addition, integration efforts are anticipated to be complex and may divert management attention and resources, which could adversely affect our operating results.

There can be no assurance that we will be able to secure the required financing in connection with the acquisition on acceptable terms, at favorable pricing, in a timely manner or at all.

We expect to finance the Transaction using the net proceeds of this offering, available cash and available borrowings under our Revolving Credit Facility, other borrowings and/or, subject to market conditions and other factors, the concurrent notes offering. The completion of the Transaction is not conditioned on our ability to obtain financing. If our ability to raise funds through the capital markets is impacted for any reason, including, but not limited to, a deterioration in our financial results, poor economic conditions, or stock market volatility, we may be unable to complete equity and/or debt offerings on acceptable terms, at favorable pricing, in a timely manner, or at all. Additionally, the cost of financing the Transaction could be more expensive than expected. If we are unable to obtain such financing as anticipated, we may be compelled to specifically perform our obligations to complete the Transaction or could otherwise be subject to claims under the Purchase Agreement, each of which could have a material adverse effect on the Company.

The unaudited pro forma condensed combined financial information reflecting the Transaction included in this prospectus is based on assumptions and is subject to change based on various factors.

We and the Acquired Entity have no prior history as a combined company and our assets and operations have not been managed on a combined basis. As a result, our unaudited pro forma condensed combined financial information included in this prospectus, which was prepared in accordance with Article 11 of Regulation S-X, and historical financial statements of our and the Acquired Entity’s businesses are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have actually occurred had the Transaction and related financings been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company if the Transaction and related financings are consummated.

Our unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, or revenue enhancements that the combined company may achieve as a result of the Transaction, nor does it reflect the costs to integrate the operations of the Company or the costs necessary to achieve any cost savings, operating synergies, and revenue enhancements. Our unaudited pro forma condensed combined financial information included in this prospectus is based in part on certain assumptions regarding the Transaction and the related financings. We believe the assumptions underlying such unaudited pro forma condensed combined financial information are reasonable under the circumstances, however, such assumptions and estimates are preliminary and may not prove to be accurate over time. In addition, if and to the extent there are any changes in market conditions affecting the financings, then the pro forma condensed combined financial information and the future operating results or financial position of the combined company may be impacted, and such impact may be material. We have no obligation to update the pro forma condensed financial information incorporated by reference herein for any subsequent event and may not do so.

As a result, investors should not place any undue reliance on our unaudited pro forma financial information, and our actual results following the completion of the Transaction and related financings may differ from those that are anticipated.

Certain financial information related to the Acquired Entity presented in this prospectus is derived from financial statements that are not included herein and include certain non-GAAP measures and investors are cautioned not to place undue reliance on such information.

AssuredPartners is the operating subsidiary of the Acquired Entity. The Acquired Entity’s financial information for the twelve months ended September 30, 2024 presented in this prospectus is partially derived from AssuredPartners’ standalone financial statements that are not included or incorporated by reference in this prospectus. The AssuredPartners standalone financial statements are substantially similar to the consolidated financial statements of the Acquired Entity incorporated by reference into this prospectus except for certain differences as a result of ordinary course differences of presentation of certain line items and transactions involving the Acquired Entity. In addition, the Company’s management applied certain adjustments to the Acquired Entity’s financial information to calculate the Acquired Entity’s pro forma Adjusted EBITDAC, including non-recurring legal, transaction-related, technology and acquisition-related compensation expense. These adjustments are substantially similar to the adjustments management makes when calculating the Company’s non-GAAP measures included in this prospectus and assisted management in its assessment of the acquisition of the Acquired Entity. These non-GAAP measures should not be considered substitutes for any performance metric determined in accordance with GAAP. Investors are cautioned not to place undue reliance on the AssuredPartners’ financial information or the Acquired Entity’s non-GAAP measures.

We have made certain assumptions relating to the Transaction which may prove to be materially inaccurate.

We have made certain assumptions relating to the Transaction, which assumptions involve significant judgement and may not reflect the full range of uncertainties and unpredictable outcomes inherent in the Transaction and may be materially inaccurate. These assumptions relate to numerous matters, including:

•	our ability to realize the expected benefits of the Transaction;

•	projections of future revenue, EBITDAC and our earnings per share;

•	our ability to maintain, develop and deepen relationships with employees, including key brokers, and customers associated with the Acquired Entity;

•

our ability to issue equity and debt or any other financing, or to generate and maintain needed cash from operations, to complete the Transaction and the impact of such financing on our operating results or financial condition;

•	projections of future expenses and expense allocation relating to the Transaction and the Acquired Entity;

•	unknown or contingent liabilities associated with the Transaction or the Acquired Entity;

•	the amount of goodwill and intangibles that will result from the Transaction;

•	other purchase accounting adjustments that we may record in our financial statements in connection with the Transaction;

•	acquisition and integration costs, including restructuring charges and transaction costs; and

•	other financial and strategic risks of the Transaction.

Risks Relating to the Offering

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•

general economic and political conditions such as recessions, economic downturns or other factors like new pandemics, inflation, worsening international relations, the wars in Ukraine and the Middle East, tariffs, trade wars, political violence and unrest in the U.S. or around the world, or climate change and other long-term sustainability matters and global health risks;

•	fluctuations in our financial results, revenues and expenses;

•	quarterly variations in our operating results;

•	seasonality of our business cycle;

•	changes in the market’s expectations about our operating results;

•	our ability to control expenses;

•	loss of revenues;

•	foreign currency and exchange rate fluctuations;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the financial or professional services industries in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends in our markets, including any expectations regarding an upcoming “hard” or “soft” market;

•	changes in laws and regulations affecting our business;

•	material announcements by us or our competitors;

•

the impact or perceived impact of developments relating to our acquisitions such as the Transaction, including the possible perception by securities analysts or investors that such acquisitions divert management attention from our core operations;

•	market volatility;

•

general conditions in the insurance industry, including changes or consolidation in the insurance brokerage industry, the volatility of or decline in premiums or other adverse trends in the insurance industry;

•	our investments in geographic expansion and to increase our presence in existing markets;

•	our ability to successfully execute our strategic growth plans;

•	cyber-attacks or other cybersecurity incidents;

•	legal proceedings;

•

regulatory requirements, including international sanctions and the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010 or other anti-corruption laws and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (which we refer to as FATCA); and

•	sales of substantial amounts of common shares by our directors, executive officers or significant stockholders or the perception that such sales could occur.

In recent years, the stock market has experienced significant price and volume fluctuations. This volatility frequently has occurred without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.

Our stock price may be negatively affected by fluctuations in our financial results.

The market price of our common stock may be subject to fluctuations due not only to general economic and stock market conditions but also to a change in sentiment in the market regarding our operations, business prospects, liquidity or this offering. Our operating results, revenues and expenses may also fluctuate for many other reasons, many of which are outside of our control, such as: competition; our ability to control expenses; loss of revenues; changes or consolidation in the insurance brokerage industry; the volatility of or declines in premiums or other adverse trends in the insurance industry; our investments in geographic expansion and to increase our presence in existing markets; interest rate fluctuations; successful execution of our strategic growth plans; managerial execution; employee retention; growing risks associated with international operations; foreign currency and exchange rate fluctuations; inflation; litigation; acquisitions of other companies or assets; or our investments in other corporate resources. In addition, changes in accounting policies or practices may affect our level of net income. Fluctuations in our financial results, revenues and expenses may cause the market price of our common stock to decline.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriters,” we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common or of preferred stock or convertible securities could be substantially dilutive to holders of our common stock. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our shares of our common stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

If securities or industry press or analysts cease covering our common stock, publish negative research or reports about our business, or if they change their recommendations regarding our common stock adversely, the share price and trading volume of our common stock could decline.

The trading market for shares of our common stock may be influenced by the articles, research and reports that industry or securities analysts and press publish about us or our business. If one or more of the analysts who cover us downgrade our common stock, or if industry press publishes negative articles about our company, the share price of our common stock would likely decline. If one or more of these analysts ceased coverage of our company or failed to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

The common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.

Shares of our common stock are equity interests in the Company and do not constitute indebtedness. As such, shares of our common stock will rank junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, our board of directors is authorized to issue series of preferred stock without any action on the part of holders of our common stock. Holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding.

We have not identified any specific use of the net proceeds of this offering in the event the Transaction does not close.

Consummation of the Transaction is subject to a number of conditions and, if the Purchase Agreement is terminated for any reason, our board of directors and management will have broad discretion over the use of the net proceeds we receive in this offering and might not apply the net proceeds in ways that increase the trading price of our common stock. Since the primary purpose of this offering is to provide funds to pay a portion of the Transaction consideration, we have not identified a specific use for the net proceeds in the event the Transaction does not occur. Any funds received may be used by us for any corporate purpose, which may include the pursuit of other business combinations, expansion of our operations, share repurchases or other uses. The failure of our management to use the net proceeds from this offering effectively could have an adverse effect on our business and may have an adverse effect on our earnings per share.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $    . If the underwriters exercise their option to purchase additional shares in full, the net proceeds of this offering will be approximately $    . “Net proceeds” is what we expect to receive after paying the underwriting discount and commissions and other estimated expenses of the offering.

We expect to use the net proceeds of this offering to fund a portion of the cash consideration payable in connection with the Transaction and, to the extent that any proceeds remain thereafter, or if the Transaction is not completed, for general corporate purposes including other acquisitions. In addition to the net proceeds from this offering, we expect to use available cash, available borrowings under our Revolving Credit Facility or other borrowings to complete the Transaction. Subject to market conditions and other factors, we expect to raise additional amounts to fund the purchase price for the Transaction in the concurrent notes offering.

This offering is not conditioned on the closing of the Transaction or the concurrent notes offering, and there can be no assurance that the Transaction will be completed. The closing of the concurrent notes offering is not conditioned on the closing of this offering or the closing of the Transaction. The shares offered hereby will remain outstanding whether or not the Transaction is completed.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is only a summary. For more complete information, you should refer to our restated certificate of incorporation (our “certificate of incorporation”), amended and restated by-laws (our “by-laws”) and any amendments thereto, which we have filed with the SEC. In addition, you should refer to the Delaware General Corporation Law, which also governs our structure, management and activities.

Common Stock

Under our certificate of incorporation, our board of directors, which we refer to as our board, is authorized to issue up to 400,000,000 shares of common stock. As of September 30, 2024, there were 219,445,507 shares of common stock issued and outstanding.

No Preemptive, Redemption or Conversion Rights

Our common stock is not subject to redemption or retirement, is not subject to sinking fund provisions, does not have any conversion rights and is not subject to call. No holder of our common stock has preemptive or other rights to subscribe for additional shares of any class of our stock.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of such stock standing in his or her name on the books of the Company. Holders of shares of our common stock do not have cumulative voting rights in the election of directors.

Board of Directors

Our board is not classified. Our certificate of incorporation establishes that the number of directors shall not be less than three nor more than fifteen, with the exact number of directors to be fixed from time to time by, or in the manner provided in, our by-laws. Our by-laws provide that, within such limits, the number of directors shall be determined by resolution of our board.

No Action by Stockholder Written Consent

Our certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special meeting of the stockholders, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Power to Call Special Stockholder Meeting

Under Delaware law, a special meeting of stockholders may be called by our board or by any other person authorized to do so in our certificate of incorporation or by-laws. Pursuant to our by-laws, special meetings of the stockholders may be called by the chairman of our board or our president. In addition, a special meeting of the stockholders shall be called by our president or secretary at the request in writing of a majority of our board.

Dividend Rights

The holders of our common stock are entitled to receive such dividends as our board may declare from time to time, provided that any and all preferred dividends on our preferred stock for the then-current quarter have been set aside or paid, and all prior quarterly dividends on our preferred stock have been paid in full.

Rights Upon Liquidation

Upon our liquidation, the holders of our common stock will receive ratably, in proportion to the number of shares held, all of our net assets remaining after the payment of any liquidation preference payable with respect to any preferred stock that may then be outstanding.

Preferred Stock

Under our certificate of incorporation, our board is authorized to issue up to 1,000,000 shares of preferred stock. Our preferred stock may be issued in one or more series, and for such consideration as our board may determine. Our board is authorized to determine the voting power of each series of preferred stock, which may range from no voting power to a maximum of one vote per share. If our board does not explicitly provide the voting power of any series of our preferred stock in the resolution or resolutions providing for the issuance of such series, the holders of that series of preferred stock have no voting power with respect to any matter. Our board is also authorized to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as provided for in the resolution or resolutions providing for the issuance of such shares of preferred stock.

All shares of one series of preferred stock must be of equal rank and identical in all respects. No dividend may be paid or declared on any particular series of preferred stock unless dividends are to be paid or declared pro rata on all shares of preferred stock that rank equally as to dividends with such particular series, and are outstanding at such time.

Shares of our preferred stock that are redeemed, converted, exchanged, purchased, retired or surrendered to us, or that have been issued and reacquired in any manner, shall, upon compliance with any applicable provisions of The General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of preferred stock and may be reissued by our board as part of the series of which they were originally a part, or may be reclassified into and reissued as part of a new series or as part of any other series. No holder of our preferred stock has preemptive or other rights to subscribe for additional shares of any class of our stock.

As of the date of this prospectus, no shares of our preferred stock are issued and outstanding.

Actions to Increase or Decrease Amount of Authorized Shares

Subject to the rights of any outstanding series of preferred stock, any amendment to our certificate of incorporation that may increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of our voting stock.

Forum Selection Clause

Under our by-laws, unless the Company selects or consents in writing to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Delaware Court of Chancery (or, if the Delaware Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware) and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. This provision applies to “internal corporate” claims, including claims in the right of the Company: (A) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or (B) as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Delaware Court of Chancery. In addition, under our by-laws, any person or entity purchasing or otherwise acquiring or holding interest in shares of our stock, shall be deemed to have notice of and consented to the Forum Selection provisions of our by-laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the acquisition, ownership and disposition of shares of our common stock, but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to non-U.S. holders who purchase shares of our common stock issued pursuant to this offering and who hold such shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any alternative minimum tax, impact of the Medicare surtax on certain net investment income, any aspects of U.S. federal estate or gift tax laws or tax considerations arising under the laws of any non-U.S., state or local jurisdiction.

This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or other pass-through entities;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain U.S. expatriates;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock; and

•	persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.

Accordingly, we urge you to consult with your own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock (and such partnership) should consult their own tax advisors.

YOU ARE URGED TO CONSULT YOUR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

In general, a “non-U.S. holder” is any beneficial owner of shares of our common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. person. A “U.S. person” is a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

Distributions on Our Common Stock

Distributions, if any, on our common stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as reducing your adjusted basis in your shares of common stock, and, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock, which will be treated as described under the section titled “— Gain on Sale or Other Taxable Disposition of Shares of Our Common Stock” below.

Dividends paid to a non-U.S. holder on shares of our common stock will generally be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or other applicable form) certifying, under penalties of perjury, such non-U.S. holder’s qualification for the reduced rate.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on shares of our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from the aforementioned U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). Such effectively connected dividends will generally be subject to U.S. federal income tax on a net income basis at the same graduated U.S. federal income tax rates applicable to U.S. persons. A non-U.S. holder that is a corporation may also be subject to an additional branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted.

A non-U.S. holder that claims an exemption from withholding or the benefit of an applicable income tax treaty will generally be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders that do not timely provide us or our paying agent with the required certification may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale or Other Taxable Disposition of Shares of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder will not generally be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of shares of our common stock, unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•

our common stock constitutes a “U.S. real property interest” by reason of our status as a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, you own, or are treated as owning, more than 5% of our common stock at any time during the foregoing period.

We believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the same graduated U.S. federal income tax rates applicable to U.S. persons. A non-U.S. holder that is a corporation may also be subject to an additional branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses realized during the same taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. This information may also be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding will not generally apply to distributions to a non-U.S. holder provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided the required information is timely furnished to the IRS.

Foreign Accounts Tax Compliance Act (“FATCA”)

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). You are urged to consult your own tax advisor regarding these rules.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated as of the date of this prospectus (the “underwriting agreement”), the underwriters named below, for whom Morgan Stanley & Co. LLC and BofA Securities, Inc. are acting as representatives (the “Representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
BofA Securities, Inc.
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters propose to offer shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and may offer the shares to dealers at the public offering price less a concession not to exceed $     per share. After the initial offering of the shares of common stock to the public at the initial public offering price, the underwriters may change the public offering price and concessions.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional      shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional      shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $    .

Our common stock has been approved for listing on the New York Stock Exchange with the trading symbol “AJG.”

We, all of our directors and certain of our officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 45 days after the date of this prospectus (the “Restricted Period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in this bullet or the immediately preceding bullet is to be settled by delivery of common stock or such other securities, in cash or otherwise; or

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

In addition, each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, such person will not, during the Restricted Period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, and also agrees to the entry of stop transfer instructions with the transfer agent and registrar of the common stock against the transfer of such person’s shares of common stock except in compliance with the restrictions described above.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•	the issuance by the Company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the Restricted Period;

•

the filing by the Company of a registration statement on Form S-8 or a successor form thereto in respect of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (i) issued under or granted pursuant to stock plans described in this prospectus or (ii) issued under or granted pursuant to the Company’s UK Employee Share Incentive Plan;

•

the entry into an agreement providing for the issuance by the company of shares of common stock or any security convertible into or exercisable for common stock in connection with the acquisition by the Company or its subsidiaries of the securities, business, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the company in connection with such acquisition, and the issuance of any such securities pursuant to any such agreement;

•

the entry into an agreement providing for the issuance of shares of common stock or any security convertible into or exercisable for shares of common stock in connection with joint ventures, commercial relationships or other strategic transactions, and the issuance of any such securities pursuant to any such agreement, provided that in the case of any such transaction described in this bullet or the immediately preceding bullet, the aggregate number of shares of common stock or any security convertible into or exercisable for common stock shall not exceed 5% of the total number of shares of common stock issued and outstanding immediately following the completion of this offering;

•

grants of stock options, stock awards, restricted stock or other equity awards and the issuance of common stock or securities convertible into or exercisable for common stock (whether upon the exercise of stock options, the vesting of restricted stock units or otherwise) to employees, officers, directors, advisors or consultants of the company (i) pursuant to the terms of a plan in effect on the date of this prospectus and described in this prospectus or (ii) pursuant to any new plan that becomes effective after the date hereof for the purpose of granting retention, incentive, replacement or inducement awards, provided that the Company shall cause each newly appointed director or executive officer that is a recipient of such securities to enter into a lock-up agreement substantially in the form executed in connection with this offering covering the remainder of the Restricted Period;

•

transactions relating to shares of common stock or other securities acquired in open market transactions after the initial offering of the shares of common stock, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

•

transfers of shares of common stock or any security convertible into common stock as a bona fide gift, distributions of shares of common stock or any security convertible into common stock to limited partners, general partners, managers, directors, officers, employees, members, stockholders or trust beneficiaries of such persons, transfers or dispositions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock by will or other testamentary document or by intestacy, transfers or dispositions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to any trust for the direct or indirect benefit of such persons or the immediate family of such persons in a transaction not involving a disposition for value (for purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption no more remote than first cousin, and shall include any former spouse), transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock that occur by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement (provided that, in the case of any transfer or distribution described in this bullet, (i) each donee or distributee shall sign and deliver a lock-up agreement substantially in the form executed in connection with this offering, except that up to an aggregate of 50,000 shares of common stock may be transferred as a bona fide gift without the donee or distributee being required to sign and deliver a lock-up agreement substantially in the form executed in connection with this offering, and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the Restricted Period); or

•

the exercise of options to purchase shares of common stock granted under a stock incentive plan or stock purchase plan described in this prospectus and outstanding as of the date of this prospectus or the exercise of warrants to purchase shares of common stock (or any security convertible into or exercisable or exchangeable for common stock) described in this prospectus and outstanding as of the date of this prospectus, provided that the underlying common stock continues to be subject to the restrictions set forth in the lock-up agreement and, provided further that any public filing or public announcement under Section 16(a) of the Exchange Act required or voluntarily made during the Restricted Period in connection with the exercise of such stock option or warrant shall clearly indicate in the footnotes thereto or comments section thereof that the filing relates to the exercise of a stock option or warrant, as the case may be, that no shares of common stock were sold by the reporting person and that the shares of common stock received upon exercise of the stock option or warrant are subject to a lock-up agreement with the underwriters of this offering.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales.

Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the Representatives purchases common stock in the open market in stabilizing transactions or to cover short sales, the Representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by it.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us or our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve our securities or instruments. Such investment and securities activities may have involved, and in the future may involve, our securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. We expect that certain of the underwriters in this offering will also act as underwriters in the concurrent notes offering. Additionally, in connection with the Transaction, BofA Securities, Inc. is providing certain financial advisory services to the Company, and Morgan Stanley & Co. LLC is providing certain financial advisory services to the Acquired Entity (or one of its affiliates).

Selling Restrictions

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area (“EEA”)

This prospectus has been prepared on the basis that any offer of the shares of common stock in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded). For the avoidance of doubt, whilst this document is referred to as a ‘prospectus,’ it is not a prospectus for the purposes of the Prospectus Regulation.

The shares of common stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Article 2(e) of the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means, presenting sufficient information on the terms of the offer and the securities to be offered, so as to enable an investor to decide to purchase or subscribe for those securities.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling packaged retail and insurance based investment products or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the shares of common stock or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

In the EEA, this prospectus and any other material in relation to the shares of common stock are only being distributed to, and are only directed at, “non-retail investors” (being persons who are not “retail investors” as defined in this section titled “European Economic Area”) and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, non-retail investors. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other persons in the EEA. Any person in the EEA who is a “retail investor” should not act or rely on this prospectus or its contents. Each person in the EEA who purchases any of the shares of common stock will be deemed to have represented, warranted, acknowledged and agreed that they are a non-retail investor.

United Kingdom (“UK”)

This prospectus has been prepared on the basis that any offer of the shares of common stock in the UK will be made pursuant to an exemption from the requirement to publish a prospectus for offers of securities. For the avoidance of doubt, whilst this document is referred to as a ‘prospectus,’ it is not a prospectus for the purposes of UK law.

The shares of common stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)

a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, and together with any statutory instruments made in exercise of the powers conferred by such Act, the “EUWA”);

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b)

the expression “offer” includes the communication in any form and by any means, presenting sufficient information on the terms of the offer and the securities to be offered, so as to enable an investor to decide to purchase or subscribe for those securities.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling packaged retail and insurance based investment products or otherwise making them available to retail investors in the UK has been prepared, and therefore offering or selling the shares of common stock or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

In the UK, this prospectus and any other material in relation to the shares of common stock are only being distributed to, and are only directed at, “non-retail investors” (being persons who are not “retail investors” as defined in this section “United Kingdom”) who are also: (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (d) of the Order; or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any shares of common stock may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other persons in the UK. In the UK, any investment or investment activity to which this prospectus relates is only available to, and will be engaged in only with, relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus or its contents. Each person in the UK who purchases any of the shares of common stock will be deemed to have represented, warranted, acknowledged and agreed that they are a relevant person.

In the UK, the shares of common stock may not be offered other than by an underwriter that:

•

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA is complied with or does not apply; and

•	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the UK.

References in this section titled “United Kingdom” to UK legislation include any successor legislation to that legislation.

Switzerland

This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the shares of common stock. The shares of common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the shares of common stock to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to shares of common stock constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material related to shares of common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares of common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission or any other governmental agency, in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.

This prospectus contains general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any of the shares of common stock, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and governmental guidelines of Japan.

Singapore

This prospectus has not been and will not be registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) by the Monetary Authority of Singapore, and the offer of the shares of common stock in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the shares of common stock are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a)

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)

a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities,

or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the shares of common stock except:

(1)

to an Institutional Investor, an Accredited Investor, a Relevant Person or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares of common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Taiwan

The shares of common stock have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, distribute or otherwise intermediate the shares of common stock in Taiwan through a public offering or in any offering that requires registration, filing or approval of the Financial Supervisory Commission of Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority’s rulings thereunder.

United Arab Emirates

The shares of common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

VALIDITY OF THE COMMON STOCK

The validity of the common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen  & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements and related financial statement schedule of Arthur J. Gallagher & Co. appearing in Arthur J. Gallagher & Co.’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of Arthur J. Gallagher & Co.’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and related financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of the Acquired Entity attached as Exhibit 99.2 in Arthur J. Gallagher & Co.’s Current Report on Form 8-K dated December 7, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters.

Our filings are available to the public through the website maintained by the SEC at http://www.sec.gov. Our filings are also available on our investor relations website at https://investor.ajg.com. You are encouraged to read the materials that we file with the SEC, which disclose important information about us. This information includes any filing we have made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The information on our website or any other website is not incorporated by reference in this prospectus and should not be considered part of this prospectus or any other filing we make with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about us and our financial condition, business and results.

We are incorporating by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus and before the termination of the offering of the securities made under this prospectus. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on

Form 10-Q and Current Reports on Form 8-K; except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or corresponding information furnished under Item 9.01 of Form 8-K (or included as an exhibit) in any past or future current report on Form 8-K that we may file with the SEC, unless specifically noted below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 9, 2024;

•

The portions of our proxy statement for our 2024 annual meeting of stockholders filed with the SEC on March 22, 2024 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•

Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024, and September 30, 2024, filed with the SEC on May 1, 2024, July  26, 2024 and October 29, 2024, respectively;

•	Our Current Report on Form 8-K filed on February 15, 2024, March 14, 2024, May 8, 2024, July 25, 2024 (Item 5.02 only), and December 9, 2024; and

•

The description of our common stock contained in our Registration Statement on Form 8-A (registration no. 0-13480), filed with the SEC on November  2, 1987, as updated by the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and all amendments or reports filed for the purpose of updating such descriptions.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

You may request orally or in writing, and we will provide you with, a copy of these filings, at no cost, by calling us at (630) 773-3800 or by writing to us at the following address:

General Counsel

Arthur J. Gallagher & Co.

2850 Golf Road

Rolling Meadows, Illinois 60008-4050

These filings and reports can also be found on our investor relations website, located at https://investor.ajg.com. Additionally, you may obtain copies of any of these through the SEC’s website at http://www.sec.gov. The information on our website or any other website is not incorporated by reference in this prospectus and should not be considered part of this prospectus or any other filing we make with the SEC.

$

Arthur J. Gallagher & Co.

Common Stock

Prospectus

December  , 2024

Joint Book-Running Managers

Morgan Stanley

BofA Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses (other than underwriting compensation) to be incurred by us in connection with the issuance and distribution of our securities being registered hereby are:

Securities and Exchange Commission filing fee	$		*
Accounting fees and expenses		60,000
Legal fees and expenses		475,000
Printing and miscellaneous fees		37,000
Total expenses	$		**

*	Deferred in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, or the Securities Act.
**	Estimated expenses are not presently known.

Item 15. Indemnification of Directors and Officers.

Gallagher is incorporated under the Delaware General Corporation Law (the “DGCL”).

Section 145(a) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; and that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may provide a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

Article Seven of Gallagher’s Amended and Restated By-laws provide for the indemnification of each of Gallagher’s directors, officers, employees or agents to the full extent permitted by applicable law, including, without limitation, the DGCL.

Article Seven of Gallagher’s Amended and Restated By-laws provides that Gallagher shall indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that he or she is or was one of Gallagher’s directors, officers, employees or agents, or is or was serving at Gallagher’s request as a director, officer, employee or agent of another enterprise, against all costs actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Gallagher’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by Gallagher or in Gallagher’s right, and provided further that such person shall not have been adjudged liable to Gallagher, unless, in view of all the circumstances of the case, the court in which the action or suit was brought determines that such person despite the adjudication of liability is fairly and reasonably entitled to indemnity for such expenses.

Article Twelve of Gallagher’s Restated Certificate of Incorporation eliminates the liability of Gallagher’s directors or officers for monetary damages for breach of fiduciary duty as a director or officer except to the extent such exemption from liability or limitation is not permitted by the DGCL. It further provides that any amendment, modification or repeal of the foregoing sentence will not adversely affect any right or protection of any of Gallagher’s directors or officers in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Gallagher also maintains and pays premiums on a directors’ and officers’ liability insurance policy and has entered into indemnity agreements with its directors and officers. The provisions of each indemnity agreement alter or clarify the statutory indemnification in the following respects: (1) indemnity will be explicitly provided for settlements in derivative actions; (2) prompt payment of litigation expenses will be provided in advance of indemnification; (3) prompt indemnification of advances of expenses will be provided unless a determination is made that the director or officer has not met the required standard; (4) the director or officer will be permitted to petition a court to determine whether his or her actions meet the standards required; and (5) partial indemnification will be permitted in the event that the director or officer is not entitled to full indemnification. In addition, each indemnity agreement specifically includes indemnification with respect to actions, suits or proceedings brought under and/or predicated upon the Securities Act and/or the Securities Exchange Act.

The preceding summary is qualified in its entirety by Gallagher’s Restated Certificate of Incorporation and Amended and Restated By-laws, and the indemnity agreements described above.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated herein by reference.

Exhibit No	Description

1.1‡	Form of Underwriting Agreement.

4.1	Restated Certificate of Incorporation of Arthur J. Gallagher & Co. (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on May 11, 2023, File No. 001-09761).

4.2	Amended and Restated By-Laws of Arthur J. Gallagher & Co. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 6, 2022, File No. 001-09761).

5.1‡	Opinion of Gibson, Dunn & Crutcher LLP.

23.1‡	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2‡	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3‡	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1‡	Power of Attorney (included on the signature page of this registration statement).

107‡	Filing Fee Table.

‡	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Filing Fee Tables” table in the effective registration statement; and

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1), (2) and (3) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows, State of Illinois, on the 9th day of December, 2024.

ARTHUR J. GALLAGHER & CO.

By:	/s/ J. Patrick Gallagher, Jr.
J. Patrick Gallagher, Jr.
Chairman and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers, do hereby constitute and appoint Walter D. Bay and Douglas K. Howell, and each of them severally, our true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for us and in our name, place, and stead, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents may deem necessary or advisable to enable Arthur J. Gallagher & Co. to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement on Form S-3, including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments (including pre- and post-effective amendments) hereto and any related registration statement and amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith; and we do each hereby ratify and confirm all that said attorneys-in-fact and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ J. Patrick Gallagher, Jr. J. Patrick Gallagher, Jr.	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 9, 2024

/s/ Douglas K. Howell Douglas K. Howell	Vice President and Chief Financial Officer (Principal Financial Officer)	December 9, 2024

/s/ Richard C. Cary Richard C. Cary	Controller (Principal Accounting Officer)	December 9, 2024

/s/ Sherry S. Barrat Sherry S. Barrat	Director	December 9, 2024

/s/ Deborah H. Caplan Deborah H. Caplan	Director	December 9, 2024

/s/ Teresa H. Clarke Teresa H. Clarke	Director	December 9, 2024

/s/ D. John Coldman D. John Coldman	Director	December 9, 2024

/s/ Richard Harries Richard Harries	Director	December 9, 2024

/s/ David S. Johnson David S. Johnson	Director	December 9, 2024

/s/ Christopher C. Miskel Christopher C. Miskel	Director	December 9, 2024

/s/ Ralph J. Nicoletti Ralph J. Nicoletti	Director	December 9, 2024

/s/ Norman L. Rosenthal Norman L. Rosenthal	Director	December 9, 2024